Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 29 dated July 25, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-089

                     4.50% Callable Notes due July 15, 2010


The description in this pricing supplement of the particular terms of the 4.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:              $1,681,000.00                     Interest Rate:                 4.50%

Price to Public:               100%                              Issuance Date:                 July 28, 2005

Net Proceeds to Trust:         $1,664,190.00                     Stated Maturity Date:          July 15, 2010

Agent's Discount:              1.00%                             Initial Interest Payment Date: August 15, 2005

CUSIP Number:                  41659FEJ9                         Interest Payment Frequency:    Monthly

Day Count Convention:          30/360                            Regular Record Dates:  15 days prior to any
                                                                 Interest Payment Date.
Optional Redemption: Yes [X] No [ ]                              The Survivor's Option  [X] is  [ ]  is
   Optional Redemption Date: July 15, 2007                       not available
    or any Interest Payment Date thereafter.                         Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%                                Individual Put Limitation: $250,000
    Annual Percentage Reduction: N/A                                 Trust Put Limitation: N/A
    Redemption may be: [X] In whole only.
                       [ ] In whole or in part.                  Authorized Denominations:      $1,000 integral amounts.

Securities Exchange Listing:   None.                             Special Tax Considerations:    None.

Other Provisions Relating to the Notes:
None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:    Hartford Life Insurance Company

Funding Agreement:             FA-405089                         Interest Rate:                 4.50%

Contract Payment:              $1,681,015.00                     Effective Date:                July 28, 2005

Deposit Amount :               $1,664,205.00                     Stated Maturity Date:          July 15, 2010
(if different from Contract Payment)
Day Count Convention:          30/360                            Initial Interest Payment Date: August 15, 2005

Special Tax Considerations:    None.                             Interest Payment Frequency:    Monthly

Optional Redemption:   Yes [X] No [ ]                            Survivor Option:  Under the Funding
Optional Redemption Date: July 15, 2007 or any                   Agreement, Hartford Life Insurance
Interest Payment Date thereafter.                                Company [X] is [ ] is not required to
Initial Redemption Percentage: 100%                              provide the Trust with amounts it needs
                                                                 to honor valid exercises of the
Annual Percentage Reduction:    N/A                              Survivor's Option.
Redemption may be:  [X] In whole only.
                    [ ] In whole or in part.                     Other Provisions Relating
                                                                 to the Funding Agreement:      None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of July 28, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of July 28, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA